Exhibit 99.1

SILVERSUN TECHNOLOGIES REPORTS PROFITABLE FIRST QUARTER 2013 RESULTS

Marks Sixth Consecutive Quarter of Double Digit Percentage Revenue Growth

LIVINGSTON, NJ – (Marketwired) – May 16, 2013 – SilverSun Technologies, Inc. (OTCBB/OTCQB: SSNT), a national provider of transformational business technology solutions and services, today announced record first quarter results for the three months ended March 31, 2013.

Financial Highlights for First Quarter 2013 Compared to First Quarter 2012:

•	Total revenues increased 39% to a record $4.04 million from $2.90 million.
o	Software sales doubled, rising to $716,000 from $359,000.
o	Services revenues rose 31% to $3.33 million from $2.55 million.
•	Income from operations increased to $132,000 from a loss from operations of $686,000.
•	Net income climbed to $116,000, or $0.00 earnings per basic and diluted share, compared to a net loss of $708,000, or 0.01 loss per basic and diluted share.

As of March 31, 2013, the Company had $261,000 in cash; $1,191,000 in accounts receivable; zero long term debt; and total stockholders’ deficit of $666,000.

“We are very proud of the significant increase in revenue we achieved in the first quarter, which marked the sixth consecutive quarter of double digit percentage growth for our Company,” stated Mark Meller, Chairman and CEO of SilverSun.  “This unabated momentum in revenue growth is a direct reflection of the demand we have placed on ourselves to champion the innovation and adoption of platforms, tools, services and technologies that empower our customers with advanced business management solutions capable of positively transforming their businesses. Whether we are marketing proprietary cloud-based services and solutions pioneered by our team or marketing and implementing solutions offered by our valued partners, leveraging our proven experience, industry expertise and imagination to meet the complex needs of our diverse and fast growing customer base has and will remain our overarching goal every single day.”

Operational Highlights

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On February 7, 2013, the Company announced that sales of its series of proprietary, cloud-based business management solutions created specifically for the U.S. craft brewery and distribution industry had been sold to 18 craft breweries throughout the U.S. (and one internationally) since its introduction to market in late 2012; and the number of new sales prospects continue to climb.

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In association with the Company’s national expansion strategy, SWK Technologies, Inc., SilverSun’s principal operating subsidiary, established operations in Dallas, Texas to support Sage partner accounts secured from Colleyville, Texas-based SGEN, LLC (d/b/a Software Generation) and Point Solutions, LLC (d/b/a FusionRMS.com).

•	On February 20, 2013, SilverSun announced that SWK booked three major Sage ERP X3 sales for new revenue of over $650,000.
•	In late March, SWK closed another two new major Sage ERP X3 global enterprise solution sales in transactions valued in excess of $550,000.
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Subsequent to the end of the first quarter, SilverSun announced that it had engaged Network One Securities, Inc. to advise the Company’s management team on financial strategies to support its current growth initiatives.

Continuing, Meller added, “We are off to a fantastic start to 2013 and our pipeline of prospective new business has never been stronger. We intend to continue working very hard to ensure that SilverSun accelerates our revenue and earnings growth through perpetuation of many exciting national expansion initiatives centered on making smart, strategic acquisitions; scaling and replicating our network services business into the U.S. Midwest, Southeast and in Southern California; and entering new, high growth niche markets with proprietary cloud-based business management solutions that create meaningful new and recurring revenue channels for our Company.   As we progress through this year and with the help of Network One, we also will look to strengthen SilverSun’s balance sheet, so that we are well positioned to capitalize on future growth opportunities that make sense to us and enhance our long-term value and growth prospects.”

For more details on SilverSun’s first quarter results, please refer to the Company’s 10-Q filed earlier today with the U.S. Securities Exchange Commission and accessible at www.sec.gov.

About SilverSun Technologies, Inc.
Headquartered in Livingston, New Jersey, SilverSun Technologies is involved in the acquisition and build-out of technology and software companies engaged in providing best of breed management applications and professional consulting services to small and medium size businesses (SMBs) in the manufacturing, distribution and service industries.  Serving as SilverSun’s principal operating subsidiary, SWK Technologies, Inc. employs national direct and channel sales teams, and a consulting team, all of which serve a growing customer base spanning the United States and Canada.  For more information, please visit www.silversuntech.com, www.swktech.com or www.mapadoc.com.

Forward-Looking Statements
This press release may contain forward-looking statements, including information about management's view of SilverSun Technologies’ future expectations, plans and prospects.  In particular, when used in the preceding discussion, the words "believes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements.  Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of SilverSun Technologies, its subsidiaries and concepts to be materially different than those expressed or implied in such statements.  Unknown or unpredictable factors also could have material adverse effects on SilverSun Technologies’ future results.  The forward-looking statements included in this press release are made only as of the date hereof.  SilverSun Technologies cannot guarantee future results, levels of activity, performance or achievements.  Accordingly, you should not place undue reliance on these forward-looking statements.  Finally, SilverSun Technologies undertakes no obligation to update these statements after the date of this release, except as required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for by SilverSun Technologies.